Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni 310-252-3524	Joleen Jackson 310-252-2702
		LisaMarie.Bongiovanni@mattel.com	Joleen.Jackson@mattel.com

MATTEL REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Third Quarter Highlights

•	Worldwide net sales up 3 percent;

•	Domestic gross sales down 2 percent and international gross sales up 10 percent;

•	Worldwide gross sales for core brands: Barbie® down 4 percent; Hot Wheels® up 10 percent; Core Fisher-Price® up 19 percent and American Girl® brands flat;

•	Gross margin decreased 60 basis points of net sales; SG&A increased by 50 basis points of net sales;

•

Operating income was $310.5 million, and included charges of approximately $40 million related to the company’s 2007 product recalls, compared to operating income of $322.2 million in the third quarter of 2006, which included $19 million of non-cash compensation expense related to prior periods; and

•	Earnings per share of $0.61 vs. prior year of $0.62.

EL SEGUNDO, Calif., October 15, 2007 – Mattel, Inc. (NYSE: MAT) today reported 2007 third quarter financial results. For the quarter, the company reported net income of $236.8 million, or $0.61 per share, compared to last year’s third quarter net income of $239.0 million, or $0.62 per share.

Third quarter operating income of $310.5 million included charges and incremental costs of approximately $40 million related to the company’s product recalls during 2007. Of this total, $13.3 million related to an increase in the reserves recorded in the second quarter for the August recalls, due primarily to higher than anticipated product return rates; $9.1 million related to additional reserves for subsequent product recalls; and approximately $17 million related to incremental recall related legal, advertising and administration costs incurred in the third quarter.

“Despite the challenges the company faced during the third quarter, the business has performed fairly well, even with some supply chain disruptions that impacted our sales during the quarter. International has continued to drive growth in every major region, and while the U.S. was down slightly in the quarter, we did continue to see strong performance from several lines, especially Core Fisher-Price® and our Disney/Pixar CARS™ entertainment property,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “U.S. Barbie® performance was soft and remains an area of focus, although a good portion of the decline in the quarter was directly related to the supply chain disruptions.”

Mattel Reports Third Quarter 2007 Earnings/Page 2 2 2

Financial Overview

For the quarter, net sales were $1.84 billion, up 3 percent compared to $1.79 billion last year, including favorable changes in currency exchange rates of 3 percentage points. On a regional basis, third quarter gross sales decreased 2 percent in the U.S. and increased 10 percent in international markets, including favorable changes in currency exchange rates of 6 percentage points. Operating income for the quarter was $310.5 million, compared to prior year’s operating income for the quarter of $322.2 million.

The company’s debt-to-total-capital ratio was 29 percent. Consistent with the seasonality of the business, during the first nine months, the company’s cash and equivalents declined by approximately $929 million, compared with a decline of approximately $445 million in the first nine months of 2006. During the third quarter of 2007, the company repurchased 28.3 million shares of its common stock at a cost of $645 million.

Sales by Business Unit

Mattel Girls and Boys Brands

For the quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.14 billion, up 6 percent versus a year ago. Worldwide gross sales for the Barbie® brand were down 4 percent, with increases in international markets partially offsetting declines in the U.S. Worldwide gross sales for Other Girls Brands were down 10 percent, due primarily to U.S. declines in the Polly Pocket!™ brand. Worldwide gross sales for Wheels, which includes the Hot Wheels® , Matchbox® and Tyco® R/C brands, were up 9 percent, led by double-digit growth in the Hot Wheels® and Matchbox® lines. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, increased 29 percent, driven by strong performance of Disney/Pixar CARS™ and the addition of the Radica® product lines.

Fisher-Price Brands

Third quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $799.8 million, up 1 percent versus the prior year, reflecting continued strong growth in Core Fisher-Price® worldwide, which was partially offset by declines in Fisher-Price® Friends.

American Girl Brands

Third quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $71.0 million, or flat with last year.

Mattel Reports Third Quarter 2007 Earnings/Page 3 3 3

Live Webcast

Mattel will webcast its 2007 third quarter earnings conference call today at 8:30 a.m. (Eastern), 5:30 a.m. (Pacific). The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Tuesday, October 16 at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 1976462.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of the 100 Most Trustworthy U.S. Companies by Forbes Magazine and is ranked among the 100 Best Corporate Citizens by CRO Magazine. Committed to ethical manufacturing sustainable business practices, Mattel marks a 10-year milestone in 2007 for its Global Manufacturing Principles. With global headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; risks associated with product recalls, product liability claims and product safety concerns, such as possible reputational harm, reduced sales or increased costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about reserves for product recalls and other incremental recall related costs and performance of various product lines. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2007		2006		Yr / Yr % Change	2007		2006		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,838.6		$1,790.3		3%	$3,781.5		$3,541.3		7%
Cost of sales	973.9	53.0%	938.9	52.4%	4%	2,054.9	54.3%	1,941.9	54.8%	6%

Gross Profit	864.7	47.0%	851.4	47.6%	2%	1,726.6	45.7%	1,599.4	45.2%	8%
Advertising and promotion expenses	211.4	11.5%	205.9	11.5%	3%	423.9	11.2%	395.3	11.2%	7%
Other selling and administrative expenses	342.8	18.6%	323.3	18.1%	6%	934.7	24.7%	863.9	24.4%	8%

Operating Income	310.5	16.9%	322.2	18.0%	-4%	368.0	9.7%	340.2	9.6%	8%
Interest expense	16.4	0.9%	22.6	1.3%	-28%	45.0	1.2%	53.8	1.5%	-16%
Interest (income)	(6.2)	-0.3%	(6.7)	-0.4%	-8%	(28.6)	-0.8%	(22.0)	-0.6%	30%
Other non-operating (income) expense, net	(7.4)		1.7			(8.2)		(2.0)

Income Before Income Taxes	307.7	16.7%	304.6	17.0%	1%	359.8	9.5%	310.4	8.8%	16%
Provision for income taxes	70.9		65.6			88.3		3.8

Net Income	$236.8	12.9%	$239.0	13.4%	-1%	$271.5	7.2%	$306.6	8.7%	-11%

EPS—Basic	$0.61		$0.63			$0.69		$0.80

Average Number of Common Shares Outstanding—Basic	386.3		378.6			390.8		384.5

EPS—Diluted	$0.61		$0.62			$0.68		$0.79

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	391.3		382.7			397.2		387.2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2007		2006		2007		2006
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,143.1		$1,082.1		$2,348.5		$2,184.9
% Change		6%		8%		7%		5%
Pos./(Neg.) Impact of Currency (in % pts)		4		2		4		0
Fisher-Price Brands	799.8		790.5		1,601.4		1,463.5
% Change		1%		9%		9%		10%
Pos./(Neg.) Impact of Currency (in % pts)		2		1		2		0
American Girl Brands	71.0		71.2		189.7		194.7
% Change		0%		3%		-3%		0%
Other	4.9		5.9		12.7		13.4

Gross Sales	$2,018.8		$1,949.7		$4,152.3		$3,856.5

% Change		4%		8%		8%		7%
Pos./(Neg.) Impact of Currency (in % pts)		3		1		3		1

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$2,018.8		$1,949.7		$4,152.3		$3,856.5
Sales Adjustments	(180.2)		(159.4)		(370.8)		(315.2)

Net Sales	$1,838.6		$1,790.3		$3,781.5		$3,541.3

% Change		3%		7%		7%		6%
Pos./(Neg.) Impact of Currency (in % pts)		3		1		3		0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At Dec. 31, 2006
	2007	2006
(In millions)	(Unaudited)
Assets
Cash and equivalents	$276.8	$552.4	$1,205.6
Accounts receivable, net	1,640.3	1,387.9	943.8
Inventories	732.3	672.2	383.1
Prepaid expenses and other current assets	219.9	273.0	317.6

Total current assets	2,869.3	2,885.5	2,850.1
Property, plant and equipment, net	515.4	525.4	536.7
Other noncurrent assets	1,743.9	1,459.3	1,569.1

Total Assets	$5,128.6	$4,870.2	$4,955.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$363.9	$57.4	$—
Current portion of long-term debt	40.0	100.0	64.3
Accounts payable and accrued liabilities	1,301.8	1,206.1	1,356.3
Income taxes payable	45.1	134.6	161.9

Total current liabilities	1,750.8	1,498.1	1,582.5
Long-term debt	560.0	775.0	635.7
Other noncurrent liabilities	454.8	297.3	304.7
Stockholders’ equity	2,363.0	2,299.8	2,433.0

Total Liabilities and Stockholders’ Equity	$5,128.6	$4,870.2	$4,955.9

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2007	2006
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	80	70
Inventories
Days of Supply (DOS)	62	62
Total Debt Outstanding	$963.9	$932.4
Total Debt-to-Total Capital Ratio	29.0%	28.8%

	Nine Months Ended September 30,
(In millions)	2007 (a)	2006
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(611)	$(368)
Cash Flows (Used For) Investing Activities	(237)	(101)
Cash Flows (Used For) From Financing Activities and Other	(81)	24

(Decrease) in Cash and Equivalents	$(929)	$(445)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.